Exhibit 99.2

Other Unaudited Pro Forma Financial Information

To supplement the unaudited pro forma condensed consolidated financial information included as Exhibit 99.1 to this Current Report on Form 8-K, Meredith has included certain other financial data as for and for the twelve months ended September 30, 2017 as set forth below.

(In thousands except ratios)	As of and For the Twelve Months Ended September 30, 2017
Pro forma net earnings	$122,218
Pro forma EBITDA (1)	605,845
Pro forma adjusted EBITDA (1)	1,186,160
Pro forma secured debt (2)	1,800,000
Pro forma total debt (2)	3,200,000
Pro forma secured debt leverage (3)	1.5	x
Pro forma total debt leverage (4)	2.7	x

(1)
For purposes of the pro forma financial information, pro forma EBITDA is defined as net earnings before interest, taxes, depreciation, and amortization, all on a pro forma basis. Adjusted EBITDA is defined as EBITDA before other nonoperating income and expense and special items with synergies included, all on a pro forma basis. EBITDA and adjusted EBITDA, which are important financial performance measures for Meredith, are not financial measures defined by U.S. GAAP. Such financial measures should not be considered as alternatives to U.S. GAAP net income, and such measures may not be comparable to those reported by other companies. The following is a reconciliation of pro forma adjusted EBITDA to pro forma EBITDA and pro forma EBITDA to pro forma net earnings.

(In thousands)	Twelve Months Ended September 30, 2017
Pro forma net earnings	$122,218
Pro forma income tax benefit	88,777
Pro forma interest expense, net	198,009
Pro forma depreciation and amortization	196,841
Pro forma EBITDA	605,845
Pro forma other (nonoperating) expense, net	18,696
Pro forma restructuring and severance costs	106,086
Pro forma impairment of goodwill and other long-lived assets	65,243
Pro forma write-down of contingent consideration	(19,970)
Pro forma gain on operating assets, net	(9,567)
Other adjustments	19,827
Pro forma adjusted EBITDA without synergies	786,160
Synergies (i)	400,000
Pro forma adjusted EBITDA	$1,186,160

(i)
Synergies are expected to generate annual cost savings of approximately $400 million to $500 million within the first two full fiscal years of combined operations. See breakdown of the $400 million estimate below.

(In thousands)
Public company and duplicative expenses	$240,000
Real estate and vendor contracts	80,000
Circulation, fulfillment and other	80,000
$400,000

(2)	As adjusted for the transactions.

(3)	Pro forma secured debt to pro forma adjusted EBITDA for the twelve months ended September 30, 2017.

(4)	Pro forma total debt to pro forma adjusted EBITDA for the twelve months ended September 30, 2017.

(5)	Pro forma net debt (total debt less cash and cash equivalents) to pro forma adjusted EBITDA for the twelve months ended September 30, 2017.